CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118201, 333-124086, and 333-150569 on Form S-8 of BorgWarner Inc. of our report dated June 1, 2009, appearing in this Annual Report on Form 11-K of the BorgWarner Diversified Transmission Products Inc., Muncie Plant Retirement Savings Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
Detroit, Michigan

May 26, 2010